EXHIBIT 99.1

3D Systems Reports Third Quarter 2023 Financial Results

ROCK HILL, S.C., Nov. 08, 2023 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today its financial results for the third quarter ended September 30, 2023.

Third Quarter Financial Results and Recent Business Highlights
(All numbers are unaudited and are presented in thousands, except per share amounts or as otherwise noted)

  Q3 2023 revenue of $123,791 decreased from the prior year by 6.4% predominantly driven by expected weakness in the dental orthodontics markets
  Q3 2023 gross profit margin of 44.7% and non-GAAP gross profit margin of 44.8% increased from prior year and sequentially, primarily driven by improved operational efficiencies, favorable mix and progress related to technical milestones in our Regenerative Medicine business
  Net loss of $11,704, diluted loss per share of $0.09, and diluted non-GAAP income per share(1) of $0.01
  Q3 2023 Adjusted EBITDA(1) of $4,726, an increase from prior year and sequentially driven primarily by improved gross margin performance, cost optimization from restructuring and lower incentive compensation expense
  Announced restructuring initiative in October 2023 to deliver incremental cost savings of $45 - $55 million by end of 2024
  Technology roadmap targeting the largest number of new releases in company history - 39 new printer systems, significant enhancements to existing printers, material applications and accessories by the end of 2024
	Three Months Ended September 30,		Three Months Ended June 30,
(in thousands, except per share data)	2023	2022	2023
Revenue	$123,791	$132,253	$128,194
Gross profit margin	44.7%	39.8%	39.0%
Operating (loss)	(13,584)	(33,705)	(31,729)
Net (loss) income	(11,704)	(37,398)	(28,895)
Diluted (loss) income per share	(0.09)	(0.30)	(0.22)

Non-GAAP measures for year-over-year comparisons:(1)

Non-GAAP gross profit margin	44.8%	39.9%	38.9%
Adjusted EBITDA	4,726	(321)	(6,898)
Non-GAAP diluted (loss) income per share	$0.01	$(0.05)	$(0.07)

(1) See “Presentation of Information in this Press Release” below for a description, and the Appendix for the reconciliation of non-GAAP measurements to the most closely comparable GAAP measure.

Summary Comments on Results

Commenting on the third quarter results, Dr. Jeffrey Graves, President and CEO of 3D Systems stated, “Our third quarter revenue results reflected increasing headwinds from the current macroeconomic and geopolitical environment. With inflation taking a toll on consumer discretionary spending, and an increasingly conservative stance by our customers on new manufacturing capital investments, we experienced sharp declines in our dental orthodontics business and, more generally, in new production printer sales in the quarter. While we believe these headwinds will continue into 2024, with inflation beginning to show signs of moderation and continuing positive indications of interest in the adoption of additive manufacturing by customers in both our industrial and healthcare markets, we believe these challenges will abate over the short to medium term, returning our company, and the industry in total, to sustained long-term growth.”

Dr. Graves continued, “Given the pressure we are seeing in the near-term on sales, our immediate priority is to reduce operating costs and drive internal efficiencies to support profitability and cash performance, while preserving our key investments in new technology platforms that will support the exciting long-term growth we see in our customers’ expanding applications for additive manufacturing in their production environments. As one of the largest companies in our industry, we have the scale and the financial strength to make the investments required to deliver on these initiatives. As such, in October we announced a restructuring plan that will deliver roughly $50 million of savings by the end of 2024, with the majority being implemented by the end of the first quarter. These efforts will include continued optimization of our manufacturing operations and supply chain, the power of which has already been demonstrated in our third quarter gross margin and EBITDA performance, which reflected progress made over the last year. It will also include workforce reductions, elimination of significant third party spend and the rationalization of geographic locations across the company. With this continued focus on execution, we will emerge from this period stronger than ever, ready to leverage our market leading breadth of metal and polymer technologies, and our world-class application expertise to support our global customer base as they increasingly adopt additive manufacturing in their production environments.”

Dr. Graves concluded, "Looking to the future, while we will continue to monitor opportunities for increased scale that would accompany value-creating consolidation in our industry, we are focused on executing our internal efficiency initiatives while investing for the exciting growth opportunities we see ahead. As we look to 2024, we are on a path to release a record number of new products, including market-leading production printers for both metal and polymer systems, exciting new materials for both industrial and healthcare applications, and advanced software offerings. With these new solutions, brought together through our application experts who provide unique solutions to meet our customers’ production needs, we are very well positioned to deliver exciting growth and sustained profitability as the global headwinds ultimately retreat. And, as we look to the horizon, our progress in Regenerative Medicine offers yet another chapter to our growth story. One that we believe will be truly exceptional.”

Summary of Third Quarter Results
Revenue for the third quarter of 2023 decreased 6.4% to $123,791 compared to the same period last year, and revenue on a constant currency basis decreased 8.5%. The decline in revenue primarily reflects lower sales to certain dental orthodontic market customers due to macroeconomic factors that are negatively impacting demand. Revenues in the third quarter 2023 also benefited by approximately $4,500 from progress related to technical milestones in our Regenerative Medicine business.

Healthcare Solutions revenue for the third quarter 2023 decreased 18.3% to $52,429 compared to the same period last year.

Industrial Solutions revenue for the third quarter 2023 increased 4.9% to $71,362 compared to the same period last year.

Gross profit margin for the third quarter 2023 was 44.7% compared to 39.8% in the same period last year. Non-GAAP gross profit margin was 44.8% compared to 39.9% in the same period last year. Gross profit margin increased primarily due to improved operational efficiencies and favorable mix. Gross profit margin also benefited from progress related to technical milestones in our Regenerative Medicine business.

Net loss attributable to 3D Systems Corporation decreased by $25,694 to a loss of $11,704 in the third quarter of 2023 compared to the same period in the prior year. The decrease in net loss attributable to 3D Systems Corporation primarily reflects a reduction in operating expenses, including the reduction in earnout liability associated with a previous acquisition, lower incentive compensation expense and operational efficiencies. The decrease in net loss attributable to 3D Systems Corporation also reflects favorable mix, progress related to technical milestones in our Regenerative Medicine business and an increase in interest income, partially offset by an impairment of intangible assets.

Adjusted EBITDA increased by $5,047 to $4,726 in the third quarter of 2023 compared to the same period last year. Despite the unfavorable impact of lower volumes from the dental orthodontics markets, the increase in Adjusted EBITDA primarily reflects improved operational efficiencies, favorable mix and lower incentive compensation expense. Adjusted EBITDA also benefited from progress related to technical milestones in our Regenerative Medicine business.

Financial Liquidity
At September 30, 2023, the company had cash and cash equivalents and short-term investments of $445,554, a decrease of $123,183 since December 31, 2022. The decrease resulted primarily due to cash used in operations of $71,893, capital expenditures of $20,995, acquisitions and other investments of $29,241, and taxes paid related to net share settlement of equity awards of $4,752. At September 30, 2023, the company had total debt net of deferred financing costs of $451,520.

Q3 2023 Conference Call and Webcast
The company will host a conference call and simultaneous webcast to discuss these results tomorrow, which may be accessed as follows:

Date: November 8, 2023
Time: 8:30 a.m. Eastern Time
Listen via webcast: www.3dsystems.com/investor
Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release
3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP diluted income (loss) per share, and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

  amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;
  costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;
  stock-based compensation expenses, a non-cash expense;
  charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;
  certain compensation expense related to the 2021 Volumetric acquisition; and
  costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business' operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and free cash flow to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 35 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading additive manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in healthcare and industrial Solutions markets such as medical and dental, aerospace & defense, automotive and durable goods. More information on the company is available at www.3dsystems.com

Tables Follow

3D Systems Corporation Unaudited Consolidated Balance Sheets September 30, 2023 and December 31, 2022

(in thousands, except par value)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$445,554	$388,134
Short-term investments	—	180,603
Accounts receivable, net of reserves — $3,315 and $3,114	104,516	93,886
Inventories	153,005	137,832
Prepaid expenses and other current assets	36,638	33,790
Total current assets	739,713	834,245
Property and equipment, net	63,535	58,072
Intangible assets, net	71,536	90,230
Goodwill	391,325	385,312
Right-of-use assets	73,020	42,746
Deferred income tax asset	7,042	7,038
Other assets	46,583	28,970
Total assets	$1,392,754	$1,446,613
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current lease liabilities	$10,684	$9,036
Accounts payable	46,108	53,826
Accrued and other liabilities	43,575	55,571
Customer deposits	6,793	6,911
Deferred revenue	30,768	26,464
Total current liabilities	137,928	151,808
Long-term debt, net of deferred financing costs	451,520	449,510
Long-term lease liabilities	71,295	41,779
Deferred income tax liability	10,178	7,631
Other liabilities	20,367	44,181
Total liabilities	691,288	694,909
Redeemable non-controlling interest	1,928	1,760
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 133,575 and 131,207 as of September 30, 2023 and December 31, 2022, respectively	133	131
Additional paid-in capital	1,570,150	1,547,597
Accumulated deficit	(813,982)	(743,962)
Accumulated other comprehensive loss	(56,763)	(53,822)
Total stockholders’ equity	699,538	749,944
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,392,754	$1,446,613

3D Systems Corporation Unaudited Consolidated Statements of Operations Three Months Ended September 30, 2023 and 2022.

	Three Months Ended
(in thousands, except per share amounts)	September 30, 2023	September 30, 2022
Revenue:
Products	$80,415	$96,337
Services	43,376	35,916
Total revenue	123,791	132,253
Cost of sales:
Products	47,427	58,042
Services	21,014	21,541
Total cost of sales	68,441	79,583
Gross profit	55,350	52,670
Operating expenses:
Selling, general and administrative	33,355	65,579
Research and development	21,982	20,796
Impairment of intangible assets	13,597	—
Total operating expenses	68,934	86,375
Loss from operations	(13,584)	(33,705)
Interest and other income (expense), net	2,602	(3,502)
(Loss) income before income taxes	(10,982)	(37,207)
(Provision) benefit for income taxes	(174)	(338)
(Loss) on equity method investment, net of income taxes	(605)	—
Net (loss) income before redeemable non-controlling interest	(11,761)	(37,545)
Less: net (loss) income attributable to redeemable non-controlling interest	(57)	(147)
Net (loss) income attributable to 3D Systems Corporation	$(11,704)	$(37,398)

Net (loss) income per common share:
Basic	$(0.09)	$(0.30)
Diluted	$(0.09)	$(0.30)

Weighted average shares outstanding:
Basic	130,263	127,991
Diluted	130,263	127,991

3D Systems Corporation Unaudited Consolidated Statements of Cash Flows Nine Months Ended September 30, 2023, 2022

	Nine Months Ended
(in thousands)	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net (loss) income before redeemable non-controlling interest	$(70,169)	$(97,342)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion of debt discount	27,054	28,264
Stock-based compensation	15,140	31,508
Loss on short-term investments	6	2,609
Non-cash operating lease expense	6,552	4,796
Provision for inventory obsolescence and revaluation	6,061	646
Provision for bad debts	197	329
Loss (gain) on the disposition of businesses, property, equipment and other assets	51	(365)
Provision for deferred income taxes and reserve adjustments	141	1,666
Loss on equity method investment	747	—
Asset impairment	14,856	2,359
Changes in operating accounts:
Accounts receivable	(11,706)	(1,513)
Inventories	(23,106)	(30,342)
Prepaid expenses and other current assets	(2,790)	2,562
Accounts payable	(7,717)	(1,666)
Deferred revenue and customer deposits	1,351	(3,468)
Accrued and other liabilities	(16,066)	12,387
All other operating activities	(12,495)	(4,879)
Net cash (used in) provided by operating activities	(71,893)	(52,449)
Cash flows from investing activities:
Purchases of property and equipment	(20,995)	(17,055)
Purchases of short-term investments	—	(384,406)
Sales and maturities of short-term investments	180,925	112,050
Acquisitions and other investments, net of cash acquired	(29,241)	(84,705)
Net cash provided by (used in) investing activities	130,689	(374,116)
Cash flows from financing activities:
Purchase of non-controlling interests	—	(2,300)
Taxes paid related to net-share settlement of equity awards	(4,752)	(10,195)
Other financing activities	(463)	(486)
Net cash (used in) provided by financing activities	(5,215)	(12,981)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,561	(7,911)
Net increase (decrease) in cash, cash equivalents and restricted cash	55,142	(447,457)
Cash, cash equivalents and restricted cash at the beginning of the year(a)	391,975	789,970
Cash, cash equivalents and restricted cash at the end of the period (a)	$447,117	$342,513

(a) The amounts for cash and cash equivalents and restricted cash shown above include restricted cash of $118 and $114 as of September 30, 2023 and December 31, 2022, respectively, which are included in prepaid expenses and other current assets. In addition, included in cash and cash equivalents and restricted cash above as of September 30, 2023 and December 31, 2022 is $1,445 and $3,727, respectively, of restricted cash, which, is included in other non-current assets.

Appendix
3D Systems Corporation
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Three Months Ended September 30, 2023, 2022 and Three Months Ended June 30, 2023.

Constant Currency Revenue (4)

	Three Months Ended September 30,				Constant Currency(1)
(in thousands)	2023	2022	$ Change	% Change	FX Effect(2)	% Change(3)
Healthcare Solutions	$52,429	64,203	$(11,774)	(18.3)%	$746	(19.5)%
Industrial Solutions	71,362	68,050	3,312	4.9%	2,078	1.8%
Total revenue	$123,791	$132,253	$(8,462)	(6.4)%	$2,824	(8.5)%

(1) To assist in the analysis of the Company’s revenue trends, the Company estimated the impact of foreign exchange on year-over-year revenue growth by recasting revenue for the three months ended September 30, 2023 by applying the foreign exchange rates used to translate 2022 non-US functional currency revenue to 2023 non-US functional currency revenue.
(2) Represents the estimated impact on "as reported" revenue due to changes in foreign currency exchange rates
(3) Represents the % increase or decrease in revenue excluding the estimated "FX effect"
(4)Amounts in table may not foot due to rounding

Gross Profit and Gross Profit Margin (1)

	Three Months Ended September 30,				Three Months Ended June 30,
(in thousands)	2023		2022		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$55,350	44.7%	$52,670	39.8%	$50,016	39.0%
Amortization expense included in Cost of sales	110		136		(122)
Non-GAAP(2)	$55,460	44.8%	$52,806	39.9%	$49,894	38.9%

(1)Amounts in table may not foot due to rounding
(2) Calculated as non-GAAP gross profit as a percentage of total revenue.

Appendix
3D Systems Corporation
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Three Months Ended September 30, 2023, 2022 and Three Months Ended June 30, 2023.

Net (Loss) Income to Adjusted EBITDA (1)

	Three Months Ended September 30,		Three Months Ended June 30,
(in thousands)	2023	2022	2023
Net (loss) income attributable to 3D Systems Corporation	$(11,704)	$(37,398)	$(28,895)
Interest (income) expense, net	(4,909)	(2,029)	(4,404)
Provision for income taxes	174	338	222
Depreciation expense	5,084	5,142	5,294
Amortization expense	3,179	4,293	3,258
EBITDA	(8,176)	(29,654)	(24,525)
Stock-based compensation expense	(3,142)	11,447	7,990
Acquisition and divestiture-related expense	(4,055)	2,728	1,512
Legal expense	2,145	9,707	2,656
Restructuring expense	1,504	67	3,518
Redeemable non-controlling interest	(57)	(147)	16
Loss on equity method investment	605	—	142
Asset impairment charges	13,595	2,909	603
Other non-operating (income) expense, net	2,307	2,622	1,190
Adjusted EBITDA	$4,726	$(321)	$(6,898)

(1) Amounts in table may not foot due to rounding

Appendix
3D Systems Corporation
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Three Months Ended September 30, 2023, 2022 and Three Months Ended June 30, 2023.

Diluted (Loss) Income per Share (1)

	Three Months Ended September 30,		Three Months Ended June 30,
(in dollars)	2023	2022	2023
Diluted (loss) income per share	$(0.09)	$(0.30)	$(0.22)
Stock-based compensation expense	(0.02)	0.10	0.06
Amortization expense	0.02	0.03	0.03
Acquisition and divestiture-related expense	(0.03)	0.02	0.01
Legal Expenses	0.02	0.08	0.02
Asset Impairment charges	0.10	0.02	—
Restructuring expense	0.01	—	0.03
Non-GAAP diluted (loss) income per share	$0.01	$(0.05)	$(0.07)

(1)Amounts in table may not foot due to rounding